UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
FORM 4

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                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



  See instruction 1(b).           Filed pursuant to Section 16(a) of the
 (Print or Type Respons)          Securities Exchange Act of 1934, Section 17(a)
                                  of the Public Utility Holding Company Act of
                                  1935 or Section 30(f) of the Investment
                                  Company Act 1940

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1.   Name and Address of Reporting Person*


   Gold                         Phillip
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  (Last)                        (First)                 (Middle)



 3225 The Boulevard         Quebec,       Canada                   H3Y 1S4
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       (Street)               (City)         (State)                  (Zip)



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 2. Issuer Name and Ticker or Trading Symbol

      Whispering Oaks International, Inc.  BOCX

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3. I.R.S. Identification Number of Reporting Person (Voluntary)

        213 586 191

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4. Statement for Month/Year

        03/02

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5.  If Amendment, Date of Original (Month/Year)

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

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        __X__  Director                  ____  10% Owner

        ____  Officer (give              ____  Other (specify
                        title                          below)
                        below)

            ______________               ________________


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7. Individual or Joint/Group Filing (check applicable below)

   X  Form filed by One Reporting Person

   _  Form filed by More than One Reporting Person

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Table I - Non.Derivative Securities Acquired, Disposed of, or Beneficially Owned
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


1. Title of Security                2. Trans- 3. Trans-   4. Securities Acquired (A)  5. Amount of   6. Owner-      7. Nature of
    (Instr. 3)                         action    action      or Disposed of ([))         Securities     ship           Indirect
                                       Date      Code        (Instr. 3, 4 and 5)         Beneficially   Form:          Beneficial
                                               (Instr. 8)                                Owned at       Direct         Owner-
                                      (Month/                                            End of Month   (D) or         ship
                                      Day/Year                                           Indirect
                                                                            (A) or                                        (I)
                                                Code    V      Amount       (D)    Price(Instr. 3 and 4)(Instr. 4)    (Instr. 4)
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

  Common Stock                                                                                 -0-
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



Reminder: Report on a separate line for
each class of securities beneficially
owned directly or indirectly.                                   (Over)
*  lf the form is filed by more than
   one reporting person, see Instruction 4(b)(v).              SEC 1474 (3-99)

 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)



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

                                                                            7.
                                                                            Title
                                                                            and                       9.          10.      11.
                                                                            Amount                    Number      Owner-   Nature
               2.                                                           of                        of deriv-   ship      of
               Conver-                    5.                                under-                    ative Sec-  Form of  Indirect
               sion                       Number of                         lying         8.          urities     Deri-    Bene-
               or                         Derivative    6.                  sec           Price       Bene-       vative   ficial
               Exer-           4.         Securities    Date                uriries       of deriv-   ficially    Security Owner-
               cise    3.      Trans-     Acquired (A)  Exercisable and     (Instr.       ative Sec-  Owned       Direct   ship
               Price   Trans-  action     or Disposed   Expiration Date     3 and 4)      urity       at End of   (D) or   (Instr.4)
1.             of      action  Code       of (D)        (Month/Day/Year)     ------       (Instr.5)   Month       Indirect
Title of       Deriv-  Date    (Instr.    (Instr. 3,    -------------------                           (Instr.4)   (I)(Instr.4)
Derivative     ative   (Month/ 8)         4 and 5)       Date       Expira-        Amount or
Security       Secur-  Day/    --------   -----------    Exer-      tion           Number of
(Instr. 3)     ity     Year)   Code   V    (A)    (D)    cisable    Date    Title  Shares
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


 Option      $1.00    3/21/02   A       130,000 (A)      4/30/02   11/01/04 Common 130,000     --      130,000        (D)     N/A
                                                                            Stock
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


Explanation of Responses:



                                /s/ Phillip Gold                    3-29-02
                                -----------------------------      ---------
                                **Signature of Reporting Person      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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